UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 11, 2015
MILLER ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

001-34732	62-1028629
(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302
Knoxville, TN 37932
(Address of Principal Executive Offices)

(865) 223-6575
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On September 11, 2015, Miller Energy Resources, Inc. (the “Company”) terminated the Credit Agreement, dated as of June 2, 2014, among the Company, as borrower, KeyBank, as administrative agent, and the lenders party thereto by paying all amounts outstanding thereunder in full and notifying KeyBank that it was terminating the remaining Commitments.

Item 5.02 Departure of Certain Officers; Election of Certain Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 16, 2015, Governor Bill Richardson resigned as a member of the Company’s Board of Directors (the “Board”). Governor Richardson, who had served on the Board since April of 2014, indicated that his resignation came as a result of possible back surgery and a need to reduce business commitments. There was no disagreement between us and Governor Richardson on any matter that caused his resignation.

At a special meeting of the Board held on September 16, 2015, the Board approved an increase in the salary of Mr. Leland Tate, the Company’s Interim Chief Operating Officer, to $430,000.00 per year. The increase in salary will be effective retroactively, accruing from the date Mr. Tate was appointed Interim Chief Operating Officer, which occurred on August 6, 2015. The Board noted that the increase was due to an increase in responsibilities in his new role, his effectiveness in that role since accepting it and based in its expectation that Mr. Tate’s overall total compensation would be in line with similarly situated officers in Alaska.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 16, 2015	Miller Energy Resources, Inc.
	By:	/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr
Chief Executive Officer